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                     [HARSCO CORPORATION NEWS LETTERHEAD]

Contact: Kenneth Julian (Media)         Eugene Truett (Analysts)
         (717) 730-3683                 (717) 975-5677
         info@harsco.com

FOR IMMEDIATE RELEASE
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                HARSCO, FMC SIGN DEFINITIVE AGREEMENT TO SELL
                  UNITED DEFENSE, L.P. TO THE CARLYLE GROUP

        CAMP HILL, PA (August 26, 1997) . . . Harsco Corporation, FMC Corporation and The Carlyle Group today announced the signing of a definitive agreement for the sale of United Defense, L.P. to The Carlyle Group for $850 million.

        FMC is the managing general partner and 60% owner of United Defense, L.P. Harsco owns the balance of 40%. United Defense supplies ground combat and naval weapons systems for the U.S. and military customers around the world. United Defense had 1996 sales of $1 billion.

        The transaction has been approved by the boards of directors of Harsco Corporation and FMC and is expected to be completed within 90 days.

        According to Harsco Chairman, President and CEO, Derek C. Hathaway, Harsco signaled its longer-term strategy to exit the defense business by surrendering control of the partnership to FMC in 1994.

        Hathaway noted that, "Some months ago, FMC made Harsco aware of its ongoing exploration of the possible sale of FMC's 60% interest in the partnership. Our prenuptial agreement with FMC contemplated this possibility and along with numerous other options it was anticipated in the original contractual arrangements between the Partners. Having fully supported FMC's divestiture initiative, Harsco is now exercising its "tag along rights."

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        Hathaway further noted that, "The sale of our defense interests is another objective accomplished in our ongoing restructuring of Harsco, and I am confident that our immediate plans will ensure continuing uninterrupted growth.

        It has been an enjoyable and fruitful relationship with FMC, our UDLP colleagues and employees, and we wish them and The Carlyle Group great future success."

        Harsco Corporation (NYSE: HSC) is a diversified $1.6 billion, Fortune 1000 industrial services and products company with over 14,000 employees and operations at more than 175 major locations in 30 countries. Harsco's eight divisions are industry leaders in providing Metal Reclamation and Mill Services for metals producers, Infrastructure and Construction services and products, and Process Industry Products.

        Other Harsco announcements are available free of charge through Harsco's Internet web site at www.harsco.com or by Fax at (800) 758-5804, extension 396725.

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